Marpai Confirms Revenue Guidance for Q2 2023 of $9.5 Million to $9.8 Million

Company cites expected improvements in EBITDA

NEW YORK—(BUSINESS WIRE)—Marpai, Inc.—June 29, 2023—("Marpai" or the "Company") (Nasdaq: MRAI), an AI-powered Third-Party Administrator (TPA) transforming self-funded employer health plans, confirmed its revenue guidance for Q2 2023 as between $9.5 million to $9.8 million.

The Company also expects improvement in the second quarter’s EBITDA (“earnings before taxes, interest expense and depreciation and amortization expenses”) and net income compared to the EBITDA and net income reported for the first quarter of 2023.

“We are making significant progress in consolidating our Company into one, after the acquisition of Maestro Health, and we are now completing our plan of integration,” said Edmundo Gonzalez, Chief Executive Officer of Marpai. “The expected improvements in our profitability metrics are evident even as we continue to make targeted investments in products that help our members live healthier lives, while helping our clients save money on their healthcare spend.”

“Our cost cutting efforts are starting to show meaningful results,” said Yoram Bibring, Chief Financial Officer of Marpai. “This is evidenced by the expected improvement in our EBITDA in the second quarter, despite revenues remaining approximately flat, as expected, compared to the first quarter of the year.”

For more information, please visit https://ir.marpaihealth.com for more information.

About Marpai, Inc.

Marpai, Inc. (Nasdaq: MRAI) is an AI-powered Third Party Administrator (TPA) delivering health plan administration and services to employers that directly pay for employee health benefits (self-funded employer health plans). As a technology innovator in the $22 billion TPA sector representing over $1 trillion in annual claims, Marpai includes services beyond traditional TPA services that improve health plan value to members, and significantly reduce medical and pharmaceutical costs for members and the plan. By leveraging artificial intelligence and big data, Marpai proactively enables early clinical interventions by proven value-based care providers that can mitigate and reverse costly conditions and avoid costly care. Marpai also helps members fill gaps in annual care and guides them to high-value in-network providers and affordable pharmacy solutions. Operating nationwide, Marpai offers access to provider networks including Aetna and Cigna and delivers all standard TPA services. For more information, visit www.marpaihealth.com or https://ir.marpaihealth.com for investors.

Forward-Looking Statement Disclaimer
This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties, including statements regarding the Company’s expected improvement in the second quarter’s EBITDA and net income compared to the EBITDA and net income reported for the first quarter of 2023. Forward-looking statements can be identified through the use of words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "guidance," "may," "can," "could", "will", "potential", "should," "goal" and variations of these words or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect Marpai's current expectations and speak only as of the date of this release. Actual results may differ materially from Marpai's current expectations depending upon a number of factors. These factors include, among others, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings, market changes, and risks associated with managing the growth of the business. Except as required by law, Marpai does not undertake any responsibility to revise or update any forward-looking statements whether as a result of new information, future events or otherwise. More detailed information about Marpai and the risk factors that may affect the realization of forward-looking statements is set forth in Marpai's filings with the Securities and Exchange Commission (the “SEC”). Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov.

Investor Relations Contact:
Simon Li
simonli@marpaihealth.com
(813) 822-3950